Exhibit 99.1

Meridian Bancorp, Inc. and East Boston Savings Bank Announce Their 2018 Commitment to Their Employees, Infrastructure and Charitable Giving

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (January 3, 2018): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), following the new tax law being passed by Congress and signed by the President on December 22, 2017, announced the following enhanced commitments to the Bank’s employees, infrastructure investment and charitable giving which will benefit its customers and the communities it serves:

•	The minimum wage for all employees will increase to $15 per hour
•	An additional 20% will be added to the 2017 bonus as part of the Bank’s Incentive Compensation Plan that will be paid to the Bank’s 500+ employees in January 2018
•	An increase to the Capital Spending Budget as a result of plans to build six new branch locations in 2018
•	An increase in charitable giving by targeting $1 million in donations to community and non-profit organizations in 2018

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “While our wage policy has consistently been higher than the state mandate of $11.00, the passing of the new tax law has provided the Bank the opportunity to boost its planned minimum wage hike and share those benefits with many of the employees our customers see every day. As a result, our Board of Directors voted to increase the Bank’s minimum wage to $15 per hour as well as increase the 2017 bonus that all employees are eligible to receive by 20%. It is our hope that this hourly wage increase and additional bonus commitment will attract and maintain employees and demonstrate the Bank’s commitment to invest in our workforce.”

According to Gavegnano, while the Bank continues to study the provisions of the new tax law, the Bank believes it is clear that this law supports the Bank’s long-term growth prospects and goals. “Our plan is to continue to branch out to areas in our marketplace that are not being serviced by a community bank. East Boston Savings Bank added two branch offices from our acquisition of Meetinghouse Bank in Dorchester and Roslindale, and in 2018 we will be adding branch locations in the Boston neighborhoods of Cleveland Circle and Brigham Circle as well as locations in West Peabody and Lynnfield. We will continue to research new branch opportunities and stimulate economic growth by providing local jobs and loans to help businesses and individuals thrive.”

Beyond banking, East Boston Savings Bank is committed to being a good neighbor by giving back to the communities we serve. “Each year the Bank makes contributions and/or donates a variety of items supporting community and local civic groups. Our employees volunteer their time for many meaningful causes. In 2018, the Bank and the East Boston Savings Bank Charitable Foundation are committing to make contributions of at least $1 million to well-deserving not-for-profit organizations.”

It is due to East Boston Savings Bank’s commitment to its employees and communities that the Bank was recognized by The Boston Globe as one of Massachusetts’ “Top Places to Work” in 2017. “In my experience, top workplaces are where people work well together while understanding that what they do is worthwhile. There is no substitute for the hard work and great customer service that our employees consistently provide. Our employees understand what it means to go the extra mile for their customers. I’m proud of our employees and what we accomplish together,” said Gavegnano.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 33 full-service locations and one mobile location in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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